EXHIBIT 5

                     [MICHAEL BEST & FRIEDRICH LETTERHEAD]




                                  June 11, 1996


Express America Holdings Corporation
Two Renaissance Square
40 North Central Avenue, Suite 1200
Phoenix, Arizona 85004-44241

         Re:      Registration Statement on Form S-8

Gentlemen:

         You have requested our opinion as to the legality of 200,000 shares of common stock, $0.01 par value per share ("Common Stock"), of Express America Holdings Corporation (the "Company") being registered with the Securities and Exchange Commission pursuant to a Registration Statement on Form S-8. As your counsel, we have examined such records and other documents as we deemed necessary for the purposes of this opinion and considered such questions of law as we believe to be involved. Based upon such examination and consideration, it is our opinion that the shares of Common Stock will, when issued and sold in accordance with the respective provisions of the Express America Holdings Corporation 401(k) Plan, be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

         We give our consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-8 and the use of our name in connection therewith.

                                                 Very truly yours,

                                              MICHAEL BEST & FRIEDRICH

                                              /s/ MICHAEL BEST & FRIEDRICH